Exhibit 99.1

Genie Energy Declares Fourth Quarter 2020 Preferred Stock Dividend

NEWARK NJ (January 13, 2021): The board of directors of Genie Energy Ltd (NYSE: GNE, GNEPRA) has declared a cash dividend of $0.1594 per share of the company’s Series 2012-A Preferred Stock for the fourth quarter of 2020.

The dividend will be paid on or about February 16, 2021 to preferred stockholders of record as of the close of business on February 8th.

The distribution will be treated as an ordinary dividend for tax purposes.

Genie Energy announces declarations of GNEPRA Series 2012-A Preferred Stock dividends through Form 8-K filings with the Securities and Exchange Commission and press releases posted on the investor relations pages of the Genie Energy website.

ABOUT GENIE ENERGY LTD:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial and industrial brokerage and consultative services company, and Genie Solar Energy and Prism Solar, which design, supply and install commercial solar solutions. For more information, visit Genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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